Exhibit 10.33

.SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1.            Philip C.S. Yin (“Executive”) has been employed by AXT, Inc. (the “Company”) as its Chief Executive Officer since on or about February 7, 2005 pursuant to a written employment agreement of that date (“Employment Agreement”).  Executive’s employment with the Company has now terminated, and it is the Company’s desire to provide Executive with the separation benefits described in the Employment Agreement as well as additional separation benefits, and to resolve any claims that Executive has or may have against the Company.  Accordingly, Executive and the Company agree as set forth below.  This Agreement will become effective on the eighth day after it is signed by Executive, provided that Executive has not revoked this Agreement (by written notice to the Chairman of the Company’s Board of Directors) prior to that date.

2.            The Company and Executive agree that Executive’s employment with the Company terminated effective as of March 31, 2009 (the “Termination Date”).  Executive hereby confirms his resignation of any positions that he held as an officer of the Company (including the positions of Chairman of the Board and Chief Executive Officer), effective as of March 17, 2009, and also hereby confirms his resignation from any positions that he held as an officer, director, or employee of any direct or indirect subsidiary of the Company effective as of March 17, 2009.

3.            Subject to Executive’s compliance with the terms of this Agreement, including the release of claims in Paragraphs 4 and 5, the Company will provide Executive with the following:

(a)           a lump sum severance payment, which payment will be in an amount equal to one years’ base salary at Executive’s final base salary rate ($340,000), less the outstanding Cash Advances (defined below), and less applicable withholding; this severance payment will be made to Executive on April 30, 2009;

(b)           in the event Executive timely elects to obtain continued group health insurance coverage under COBRA following the Termination Date, the Company will pay the full premiums for such coverage through the earlier of (i) March 31, 2010, or (ii) the date on which Executive first becomes eligible to obtain other comparable group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at his own expense;

(c)           with respect to any equity awards previously granted to Executive by the Company that were fully or partially unvested as of the Termination Date (including any stock options or restricted stock awards), the vesting of such awards shall accelerate and all such awards shall be fully vested as of the Termination Date; and

(d)           with respect to any stock options previously granted to Executive by the Company that remained unexercised as of the Termination Date, the period in which Executive may exercise such options shall be extended until the earlier of (i) September 30, 2010, or (ii) the date on which each particular option expires by its terms. For purposes of Paragraph 3(a) above, the “Cash Advances” are those cash advances previously made to Executive by the Company in the amount of $11,812.20 for personal expenses.

Executive acknowledges and agrees that he has been paid all wages that he earned during his employment with the Company, including, but not limited to, any base salary, unused paid time off, and bonuses. Executive further acknowledges and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this Paragraph 3.

4.            In consideration of the payments and benefits described in Paragraph 3, Executive and his successors release the Company, its parents, divisions, direct and indirect subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil

Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.  Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of (a) any claims or rights that cannot lawfully be released by private agreement, including statutory indemnity rights under California Labor Code Section 2802, or (b) any right of Executive to indemnification under the articles of incorporation or bylaws of the Company or any indemnity agreement between the Company and Executive, and the Company shall continue to indemnify Executive against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that Executive was a director, officer, employee or agent of the Company, whether asserted or claimed prior to, at or after the date of Executive’s termination of employment, to the fullest extent permitted under applicable law.

5.            Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6.            Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive.  To the extent he has not done so already,  Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper or electronic form, and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

7.            Executive agrees that he will not, at any time in the future, knowingly or intentionally disparage the Company in any manner that is harmful to the Company, its business reputation, its products or services, or its financial viability, or to the personal or business reputations of the Company’s officers, directors, or employees.  The Company agrees that its executive officers and the members of its Board of Directors will not, at any time in the future, disparage Executive in any manner that is harmful to Executive’s personal or business reputation.  The provisions of this Paragraph 7 shall not apply to any statements that are made in response to any investigation, administrative process, legal proceeding, subpoena or other legal process.  In the event the Company is solicited by any party seeking comment or recommendations as to the Executive’s abilities for subsequent employment, the Company’s comments shall be limited to confirmation of the Executive’s position, his salary, dates of employment and scope of responsibility while employed by the Company.  The provisions of this Paragraph 7 shall not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

8.            Executive agrees that for a period of one year following the Termination Date, he will not, on behalf of herself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

9.            If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.  In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.  The parties agree that the Employment Agreement is hereby terminated and of no further force or effect following the Termination Date, except with respect to Sections 10 and 12-19 thereof, which shall remain in full force and effect.

10.          The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement.  In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

11.          This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or other equity agreements between the parties and any agreements described in Paragraph 6.  This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.  This Agreement will be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of law.

EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN PARAGRAPHS 4 AND 5) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 3, WHICH COMPENSATION AND BENEFITS HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

EXECUTIVE

Dated: April 16, 2009		/s/ PHILIP C. S. YIN
Philip C.S. Yin

AXT, INC.

Dated: April 17, 2009	By:	/s/ JESSE CHEN
Jesse Chen

	Its:	Chairman of the Board